Exhibit 99.1

Contact:

Julie C. Cunningham

Investor Relations & Corporate Communications

Metabasis Therapeutics, Inc.

Ph:  858-622-3973

Email:  Cunningham@mbasis.com

For Immediate Release

Metabasis Therapeutics, Inc. Reports Fourth Quarter and Year End 2004

Financial Results

SAN DIEGO, CA. March 17, 2005 – Metabasis Therapeutics, Inc. (NASDAQ: MBRX) today reported financial results for the fourth quarter and year ended December 31, 2004.  Revenues for the three months and year ended December 31, 2004 were $0.4 million and $6.8 million, respectively, compared to $0.3 million and $9.1 million for the same periods in 2003.  The decrease in annual revenues was primarily due to lower license fee revenues, which was attributable to a one-time payment associated with an exclusive option agreement with Sankyo that expired in 2003.

Net loss for the three months ended December 31, 2004 was $5.8 million, or $0.32 per share on a fully diluted basis, compared to a net loss of $29.8 million, or $22.47 per share on a fully diluted basis, for the same period a year ago.  Net loss for the year ended December 31, 2004 was $15.0 million, or $1.49 per share on a fully diluted basis, compared to a net loss of $34.3 million, or $23.84 per share on a fully diluted basis, for the same period in 2003.  The decrease in net loss for the three months and year ended December 31, 2004 was primarily due to the recognition of a deemed dividend of $24.9 million in connection with the issuance of our Series E preferred stock in 2003.

“Although 2004 was a very productive year for Metabasis, with progress in a number of important areas, we have recently received and disclosed disappointing news on our product candidate for the treatment of type II diabetes, CS-917,” said Dr. Paul Laikind, chairman, CEO and president of Metabasis.  “On March 16, 2005 we announced that we had been notified by Sankyo Company, Ltd., our partner on the development of CS-917, that two clinical studies of CS-917 had been stopped and a third was under review.  This action was taken because two serious adverse events that involved apparent lactic acidosis occurred in one of the studies, an interaction study with the approved diabetes drug metformin. The serious adverse events were resolved after medical intervention.  We are gathering information regarding these events and we will fully evaluate the findings and determine jointly with Sankyo their impact on the ongoing development efforts of CS -917.  In addition, we are evaluating the impact of these events on our second generation treatment for diabetes called MB07803. This drug candidate is believed to have the same therapeutic mechanism as CS-917.”

“While the news with CS-917 is unfortunate, we continue to move forward with our other drug candidates, pradefovir for hepatitis B and MB07133 for primary liver cancer.  In addition, our research group continues to perform well with new opportunities on the horizon for adding important new drugs to our pipeline that have the potential to target the some of the world’s most costly and serious diseases, including diabetes (through a mechanism different than CS-917 or MB07803), hyperlipidemia, hepatitis C and obesity,” Dr. Laikind continued.

Important 2004 Achievements

•                  Two studies were completed with our partner Valeant Pharmaceuticals International that evaluated the action of pradefovir in patients infected with hepatitis B and demonstrated a statistically and clinically significant reduction of viral titer.

•                  A Phase 2B study of pradefovir designed to select the optimum dosing regimen for potential study of the drug in pivotal Phase 3 trials was initiated and enrollment was completed.

•                  Studies of MB07133 continued in patients with primary liver cancer designed to identify the maximum tolerated dose.

•                  Collaborative work with Merck & Co., Inc. was initiated to identify new treatments for hepatitis C viral infection through the application of Metabasis proprietary liver targeting technology to certain Merck product candidates.

•                  Published key reports on the HepDirect Technology in prestigious journals

•                  Clinical data on pradefovir was presented at the 55th Annual Meeting of the American Society for the Study of Liver Diseases (AASLD).

As of December 31, 2004, Metabasis had $43.9 million in cash, cash equivalents and available-for-sale securities, compared to $25.3 million as of December 31, 2003, an increase of $18.6 million. The increase was primarily due to the issuance of common stock in connection with our initial public offering in June 2004, offset by net cash used in operations of $12.6 million.

Research and development expenses for the three months and year ended December 31, 2004 increased relative to the same periods in the prior year primarily due to the continued advancement of our product pipeline.  General and administrative expenses for the three months and year ended December 31, 2004 increased relative to the same periods in the prior year primarily due to expenses associated with our transition to a public company.

Conference Call

The Metabasis management team will host a conference call and live webcast to discuss fourth quarter and 2004 year end financial results at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today.  Individuals interested in participating in the call may do so by dialing 888-396-2369 for domestic callers and 617-847-8710 for international callers.  Please specify to the operator that you would like to join the “Metabasis Fourth Quarter and Year End Financial Results Conference Call.  The conference call will be webcast live on Metabasis’ website at http://www.mbasis.com under the “Investors” section, and will be archived there for 30 days following the call.  Please connect to Metabasis’ website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs principally to treat metabolic diseases, cancer and certain other diseases linked to pathways in the liver.  Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ technology and the HepDirect technology.  The HepDirect technology, a liver-targeting prodrug technology, was used to develop pradefovir and MB07133 and is also being used in a partnership with Merck to discover new treatments for hepatitis C.  Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and know-how.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives, the initiation, progress and completion of clinical trials for Metabasis’ product candidates, the expansion of Metabasis’ product pipeline through the designation of additional product candidates from Metabasis’ advanced research programs and through Metabasis’ collaboration with Merck, the expansion of Metabasis’ board of directors and management team, and the reinforcement of Metabasis’ proprietary position, as well as other statements about Metabasis’ proprietary technologies, product candidates, research programs and collaborations.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from pre-clinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of  its product candidates, among other things; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	December 31,	December 31,
	2004	2003

Assets:
Current assets:
Cash and short-term investments	$43,855	$25,257
Other current assets	1,651	1,423
Total current assets	45,506	26,680
Property and equipment, net	2,354	1,727
Other assets	—	703
Total assets	$47,860	$29,110

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$3,699	$3,269
Other current liabilities	901	1,069
Total current liabilities	4,600	4,338
Long-term liabilities	1,396	1,335
Stockholders’ equity	41,864	23,437
Total liabilities and stockholders’ equity	$47,860	$29,110

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Revenues:
Sponsored research	$343	$—	$1,375	$—
Milestones	—	—	4,500	1,000
License fees	83	41	458	7,631
Other revenue	—	280	504	493
Total revenues	426	321	6,837	9,124

Operating expenses:
Research and development	4,697	3,945	16,675	15,048
General and administrative	1,234	870	3,804	2,955
Amortization of employee stock-based compensation	438	337	1,633	504
Total operating expenses	6,369	5,152	22,112	18,507

Loss from operations	(5,943)	(4,831)	(15,275)	(9,383)
Total interest and other income (expense)	168	(21)	303	(46)

Net loss	(5,775)	$(4,852)	$(14,972)	$(9,429)

Deemed dividend-beneficial conversion feature for Series E preferred stock	—	(24,900)	—	(24,900)
Net loss applicable to common stockholders	$(5,775)	$(29,752)	$(14,972)	$(34,329)

Basic and diluted net loss per share	$(0.32)	$(22.47)	$(1.49)	$(23.84)
Shares used to compute basic and diluted net loss per share	17,774	1,324	10,034	1,440

Pro forma basic and diluted net loss per share	$(0.32)	$(2.70)	$(0.98)	$(3.74)
Pro forma shares used to compute basic and diluted net loss per share (1)	17,774	11,035	15,254	9,187

(1) The pro forma shares used to compute basic and diluted net loss per share represent the weighted average common shares outstanding, reduced by the weighted average unvested common shares subject to repurchase, and include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-of converted method as of the beginning of the period or the date of issuance, if later.